Exhibit 99.1

SBT Bancorp, Inc. Reports First Quarter 2012 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--April 27, 2012--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for Simsbury Bank & Trust Company, today announced net income of $481,000 or $0.47 per diluted share for the first quarter of 2012, compared to $87,000 or $0.03 per diluted share for the first quarter of 2011. Total assets on March 31, 2012 were $362 million, an increase of $37 million or 11% over March 31, 2011.

Key financial highlights for the first quarter of 2012 compared to the first quarter of 2011 include balance sheet and earnings growth, favorable asset quality trends, and a well capitalized regulatory capital position:

  Total assets increased by $37 million or 11%
  Total deposits grew by $30 million or 10%
  Loans outstanding grew by $17 million or 8%
  Quarterly net income increased by $394 thousand or 453%
  First quarter earnings per share increased by $0.44, from $0.03 to $0.47 per diluted share
  Non-interest income increased by $207 thousand or 41%
  Asset quality remained very favorable with total non-accrual loans and loans 30 or more days past due decreasing from 1.30% of loans outstanding on March 31, 2011 to 0.64% of loans outstanding on March 31, 2012
  The Bank’s Total Risk Based Capital ratio ended the first quarter of 2012 at 14.44%.

“Solid growth in deposits, loans and revenue produced the best quarter of earnings for SBT Bancorp since the second quarter of 2007,” stated SBT Bancorp President and CEO, Martin J. Geitz. “Our asset quality continues to be excellent, with total loan delinquency declining to well below 1.00% of total loans at quarter end. We are well positioned to continue building shareholder value with attractive, low-cost, relationship based core deposits; a relatively low-risk mortgage, consumer and commercial loan portfolio; and a strong capital position.”

Total deposits on March 31, 2012 were $329 million, an increase of $30 million or 10% over a year ago. This growth was mainly in Core deposits (Demand, Savings and NOW accounts). At quarter-end, 23% of total deposits were in non-interest bearing demand accounts, 54% were in low-cost savings and NOW accounts, and 23% were in time deposits.

On March 31, 2012, loans outstanding were $222 million, an increase of $17 million, or 8%, over a year ago. Residential mortgage average loans decreased $2.4 million from last year or 2% while average balances for commercial loans increased by $7.1 million or 14% and average consumer balances also increased $5.5 million or 11%. The profile of the Company’s loan portfolio remains relatively low-risk. The Company’s allowance for loan losses at March 31, 2012 was 1.09% of total loans. The Company had non-accrual loans totaling $1.1 million equal to 0.47% of total loans on March 31, 2012 compared to non-accrual loans totaling $2.5 million or 1.09% of total loans a year ago. Total delinquent loans decreased from 1.30% of loans outstanding on March 31, 2011 to 0.64% of loans outstanding on March 31, 2012.

Total revenues, consisting of net interest and dividend income plus noninterest income, were $3,396,000 in the first quarter compared to $2,968,000 a year ago, an increase of $428,000 or 14%. Net interest and dividend income increased by $221,000 or 9%, while noninterest income increased by $207,000 or 41% primarily due to an increase in the gain on loans sold.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.17% for the first quarter of 2012, compared to 3.32% for the first quarter of 2011. The Company’s cost of funds declined 32 bps while the yield on interest earning assets decreased 41 bps during the first quarter of 2012, compared to the first quarter of 2011.

Total noninterest expenses were flat at $2,646,000 for the first quarter 2012 compared to first quarter 2011. Salaries and employee benefit expenses decreased $26,000 or 2% while advertising and promotions increased $49,000 or 49%.

Last year’s first quarter net income of $87,000 or $0.03 per diluted share was impacted by a one-time charge of $172,000 related to the Bank’s formation of a Passive Investment Company (PIC). Excluding this one-time charge, net of a favorable income tax adjustment, net income for the first quarter of 2011 would have been $259,000 or $0.23 per common diluted share.

Capital levels for the Simsbury Bank & Trust Company on March 31, 2012 were above those required to meet the regulatory “well-capitalized” designation.

Simsbury Bank is an independent, local bank for consumers and businesses. The Bank has approximately $362 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; loan originators throughout Connecticut and a loan production office in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc
Condensed Consolidated Balance Sheets

(Dollars in thousands, except for per share amounts)

	3/31/2012	12/31/2011	3/31/2011
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$8,111	$19,217	$6,457
Interest-bearing deposits with Federal Reserve Bank of Boston	45,882	65,292	37,677
Interest-bearing deposits with the Federal Home Loan Bank	2	1	4
Federal funds sold	1,353	2,024	1,794
Money market mutual funds	5,345	5,346	8,344
Cash and cash equivalents	60,693	91,880	54,276

Interest-bearing time deposits with other bank	3,679	4,728	4,885
Investments in available-for-sale securities (at fair value)	66,698	56,859	53,812
Federal Home Loan Bank stock, at cost	569	660	660

Loans outstanding	221,654	216,552	204,750
Less allowance for loan losses	2,422	2,469	2,322
Loans, net	219,232	214,083	202,428

Premises and equipment	675	679	535
Other real estate owned	279	-	350
Accrued interest receivable	934	964	929
Bank owned life insurance	6,212	4,173	4,053
Other assets	2,865	3,013	3,195
Total other assets	10,965	8,829	9,062

TOTAL ASSETS	$361,836	$377,039	$325,123

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$76,632	$103,778	$58,277
Savings and NOW deposits	177,241	164,318	164,223
Time deposits	75,592	76,681	76,749
Total deposits	329,465	344,777	299,249

Securities sold under agreements to repurchase	2,715	3,548	2,935
Due to broker	500	-	-
Other liabilities	1,348	1,271	1,012
Total liabilities	334,028	349,596	303,196

Stockholders' equity:
Preferred Stock - Series A	-	-	3,862
Preferred Stock - Series B	-	-	218
Preferred Stock - Series C	8,955	8,952	-
Common Stock, no par value; authorized 2,000,000 shares;
issued and outstanding 876,672 shares on 3/31/12, 876,394
shares on 12/31/11, and 864,976 shares on 3/31/11, respectively	9,625	9,620	9,381
Treasury Stock, 414 shares	(7)	(7)	-
Unearned compensation restricted stock awards	(181)	(199)	-
Retained earnings	8,673	8,360	8,174
Accumulated other comprehensive income	743	717	292
Total stockholders' equity	27,808	27,443	21,927

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$361,836	$377,039	$325,123

SBT Bancorp, Inc
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended
	3/31/2012	3/31/2011

Interest and dividend income:
Interest and fees on loans	$2,502	$2,475
Investment securities	414	398
Federal funds sold and overnight deposits	38	17
Total interest and dividend income	2,954	2,890

Interest expense:
Deposits	268	418
Repurchase agreements	1	8
Total interest expense	269	426

Net interest and dividend income	2,685	2,464

Provision for loan losses	90	-

Net interest and dividend income after
provision for loan losses	2,595	2,464

Noninterest income:
Service charges on deposit accounts	122	113
Gain on sales of available-for-sale securities	23	107
Other service charges and fees	153	128
Increase in cash surrender value
of life insurance policies	40	40
Gain on loans sold	349	47
Investment services fees and commissions	23	66
Other income	1	3
Total noninterest income	711	504

Noninterest expense:
Salaries and employee benefits	1,387	1,413
Premises and equipment	339	362
Advertising and promotions	149	100
Forms and supplies	43	52
Professional fees	145	158
Directors' fees	57	39
Correspondent charges	99	76
Postage	27	21
FDIC Assessment	23	129
Data Processing Fees	114	109
Other expenses	263	193
Total noninterest expense	2,646	2,652

Income before income taxes	660	316
Income tax provision	179	229

Net income	$481	$87

Net income available to common shareholders	$416	$23

Average shares outstanding, basic	865,237	864,976
Earnings per common share, basic	$0.48	$0.03

Average shares outstanding, assuming dilution	876,563	865,256
Earnings per common share, assuming dilution	$0.47	$0.03

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
860-408-4679 (fax)
abisceglio@simsburybank.com